COACHMEN INDUSTRIES, INC.

Shareholder Update

April 9, 2010

Dear Shareholders:

The bad news for the housing markets just kept on coming – and just kept getting worse – as the housing sector took several more steps backwards in January and February:

•	On March 24, the Commerce Department announced that sales of newly built single family homes fell again for the fourth straight month, to a new record low, at an annualized rate of just 308,000 units;

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This follows immediately on the previous record worst-ever month just reported in January, which featured the lowest level of new family home sales on records going back nearly half a century, at an annualized rate of 309,000 units.

•	January and February 2010 both beat the previous worst month on record, January of 2009, by over 6%!

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Economists expressed surprise at this data, as they had been widely predicting increases during these months from December of over 5% – so together, this is an unexpected double digit slap in the head.

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Adding insult to injury, year-over-year median prices also decreased, putting increased margin pressure on what sales there are –although there are contra-indications in pricing as the median home prices in 20 major cities actually increased month-over–month in January.

On Wednesday this week, Federal Reserve Chairman Ben Bernanke stated the obvious: he saw no evidence of a sustained recovery in the housing market, noting that foreclosures keep rising, and that in the jobs market, hiring is “very weak.”

Housing stimulus? Missing in Action.

Our 10K for 2009 was filed on March 29, 2010, and as we have reported to you over the past year, it reflects major improvements in operational performance over 2008. However, those improvements are overshadowed by the continuing housing market slump, which was aggravated by unusually severe winter weather. Heavy snows made it impossible for us to timely deliver and set several homes, and some major projects were postponed due to weather and/or financing issues. As a result, we missed our revenue projections in January and February, and in turn, our EBITDA covenants with our lender, HIG. The silver lining is that HIG has hung in with us, although demanding a stiff price in terms of amendments to our financing arrangements. After extensive negotiations, the Board agreed to provide HIG additional warrants in return for reduced EBITDA covenants over a longer performance period with moderated penalties in case of misses going forward, elimination of the variable market-based ratchet in favor of a fixed exercise price for the warrants, and, critically, a clear path to continued access to the $10 million revolver at Libor + 5% and continued funding of our growth initiatives, such as new homes stores. Any past defaults are waived. The complete terms are set out in our SEC filings.

At the very same time, our independent auditors were reviewing whether to continue the “Going Concern” notation on our financial statements. These events made it virtually impossible for us to gain removal of that notation in spite of having survived 12 months under its cloud, and in spite of our improved operational performance. The basic standard by which auditors judge these things is very elastic, and is heavily influenced by factors external to the Company:
“SAS 59, The Auditor's Consideration of an Entity's Ability to Continue as a Going Concern, requires that we evaluate whether any conditions or events are present that indicate there could be substantial doubt about the entity's ability to continue as a going concern for a reasonable period of time. (emphasis added) ”

The economy itself is such a “condition,” as is the state of the housing markets, about which there are undeniably substantial doubts in many quarters. With that as a standard, it is difficult how any company whose core business is housing can escape a going concern notation today, unless it has large reservoirs of cash, which we do not. Our auditors did informally acknowledge that many factors regarding the Company’s future are better today than this time last year, but the auditors felt that they are just not sufficiently better for them to feel comfortable in removing the notation, especially when considering the housing sector results from January and February. So, despite the undeniable fact that we survived 2009, and despite significant improvements in 2010, it’s the “same old, same old”: we will endure 2010 with the same going concern notation that we endured in 2009.

What are the current improved circumstances? First, the external forces that drove the operational decreases experienced by the Company in 2009 were primarily economic factors affecting virtually all companies in the modular, and traditional housing industry. Today, there are many well-known indications that the overall economy is beginning to improve, which I will not elaborate on here. The debate rages as to whether or not the housing markets have bottomed or actually begun to improve, despite the last four months. That there can be such a debate is evidence of improvement from the free fall of 2009. Despite the record low sales for newly constructed homes, January 2010 housing permits were at a seasonally adjusted rate of 621,000, up 16.9% from January 2009. Single family housing permits were 507,000, up 48.2% from January 2009. Permits increased 69.2% in the West, 53.1% in the Midwest, 44.4% in the South and 26.8% in the Northeast.   Home prices in 20 U.S. cities unexpectedly rose in January, suggesting the housing market may be stabilizing as the economy expands. The S&P/Case-Shiller home-price index climbed 0.3% from the prior month on a seasonally adjusted basis, matching the gain in December. The gauge was down 0.7% from January 2009, the smallest year- over-year decrease in three years. And, the National Association of Home Builders has forecasted that sales will rise to more than 500,000 sales this year. (source AP – Feb. 24, 2010). The current tax credit stimulus for new homes does not end until April 30, and typically you see a surge in orders under such programs as the deadline draws near.

Internal to the Company, much has changed for the better:

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The cash drain from the payment of liabilities related to the former recreational vehicle business that negatively impacted the operations and cash flows of the Company over the last year has pretty much run its course.

➢	Assuming continued availability, the HIG long term debt arrangement provides the Company with meaningful financing capacity which it did not have through most of 2009.

➢	Our major projects bonding collateral requirements have been reduced from 100% of the bonds to 25% of the performance bonds (in most cases).

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As of December 31, 2009, the Company had $6.4 million in unrestricted cash on the balance sheet, and an additional $10 million remaining on the HIG line of credit at a borrowing rate of Libor plus 5% (subject to availability terms under the amended agreement), plus various capital assets that are being marketed for sale. Fixed obligations remain very low. At December 31, 2009, the Company also had $14.8 million in restricted cash balances being held by others. Of this amount, $3 million is being held as collateral for the first phase of Ft. Bliss. That phase, including finish work, has been completed and the Company is awaiting final sign-offs before the $3 million will be released by the bonding company. In addition, there is $2 million being held to cover current projects in process.  Our former bonding company is also holding another $2.5 million in collateral to support a number of bonds outstanding with various states in which we are or have been self insured for purpose of workers compensation insurance, some in states in which we no longer have operations/payroll. $5.1 million remained in the Forest River escrow account  to cover warranty claims and other liabilities of the former RV Group. Any funds in this account greater than $3.0 million as of June 26, 2010 will revert to the Company on that date. In addition, any funds remaining in the account at December 26, 2010 will also revert to the Company. The Company also has several properties which are currently being actively marketed for sale that represents at least $4.7 million in potential cash.

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The Company is in the final stages of settling the R&D tax claim with the IRS. A verbal settlement was agreed to on February 24, 2010.  The settlement is expected to result in an inflow to the Company of approximately $1 million in cash from the Federal Government with the potential for additional funds from the State of Indiana. Due to tax law changes, the Company recently filed an AMT NOL Carryback claim. The Company expects to receive over $450,000 in AMT refunds in the second quarter of 2010.

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At the end of 2008, going into 2009, the Company faced a number of significant risks (such as RV repurchase and warranty  obligations, as well as other corporate obligations) which have either been eliminated or are no longer of the same significance as they were a year ago.

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Overall, in 2009, working capital increased $26.8 million to $31.5 million from $4.7 million at December 31, 2008. While current assets increased approximately $1 million from 2008 to 2009, current liabilities decreased $25.8 million due to a decrease in accounts payable, accrued expense, floorplan notes payable and other liabilities.

➢	Unlike 2009, we have several major projects to help us through the first quarter, including another barracks at Ft. Bliss, a dormitory project and an apartment project.

➢	Unlike 2009, the ARBOC Mobility bus venture is contributing to the bottom line from January 1.

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Our cost cutting continues, as we expect general and administrative expenses to be less than $10 million in 2010 versus $11.2 million in 2009, primarily due to reductions in headcount and professional services (audit services being one example).  During 2009, we reduced G&A expense from $3.6 million in the first quarter to $2.2 million for the fourth quarter.

No, we are certainly not out of the woods yet. Circumstances remain grim. It will require grit and yet more effort to get through this recession. However, by almost any measure, the Company is in a better situation than it was a year ago.

/s/ Richard M. Lavers
Richard M. Lavers
President & Chief Executive Officer
Coachmen Industries, Inc.

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group  is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This Shareholder Update may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500